Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Applied UV, Inc. on Form S-1 of our report dated November 12, 2021 with respect to our audits of the financial statements of Scientific Air Management LLC as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Form 8-K/A of Applied UV, Inc. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Fort Lauderdale, FL

December 27, 2021